UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

PURSUANT TO SECTION 13 OR 15(d) OF THE

SECURITIES EXCHANGE ACT OF 1934

February 23, 2004

Date of Report (Date of earliest event reported)

LIGHTPATH TECHNOLOGIES, INC.

(Exact name of registrant as specified in its charter)

Delaware	000-27548	86-0708398
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(I.R.S. Employer Identification Number)

2603 Challenger Tech Court, Suite 100

Orlando, Florida 32826

(Address of principal executive office, including zip code)

(407) 382-4003

(Registrant’s telephone number, including area code)

LightPath Technologies, Inc.

Form 8-K

Item 5. Other Events.

PRIVATE PLACEMENT OF SECURITIES

On February 23, 2004, the Company completed a private placement of an aggregate of 55 units (the “Units”), each consisting of 10,000 shares of the Company’s Class A Common Stock, $0.01 par value (the “Common Stock”), and warrants to purchase 2,000 shares of Common Stock (the “Warrants”), for a price per Unit of $35,500.00 (equivalent to $3.55 per share of Common Stock). The Company issued a total of 550,000 shares of Common Stock, and Warrants for the purchase of a total of 110,000 shares of Common Stock, to nine investors for aggregate gross proceeds to the Company of $1,952,500.00. The sales of securities were made pursuant to the terms of a Unit Subscription Agreement dated February 20, 2004, among the Company and the investors. The closing sale price of the Common Stock on the Nasdaq National Market on February 20, 2004, was $3.74. The Warrants have a five-year term and are exercisable by the investors, after November 22, 2004, at a purchase price of $4.30 per share.

The shares of Common Stock, the Warrants and the shares of Common Stock underlying the Warrants are restricted securities that have not been registered under the Securities Act of 1933 and may not be offered or sold absent registration or applicable exemption from registration requirements. The Company and the investors also entered into an Investor Rights Agreement dated February 20, 2004, pursuant to which the Company has undertaken the obligation to file a registration statement with the Securities and Exchange Commission within 30 days of closing to register the shares of Common Stock issued in the private placement and underlying the Warrants. The Company intends to utilize the proceeds of the private placement for working capital and general corporate purposes.

On February 24, 2004, the Company issued a press release disclosing the foregoing. Copies of the press release, Unit Subscription Agreement (with the form of Warrant as an exhibit thereto) and Investor Rights Agreement are attached hereto as exhibits.

Item 7. Exhibits.

Exhibit	Description
10.1	Unit Subscription Agreement dated as of February 20, 2004, among the Company and the Investors listed on Schedule 1.1(b) thereto (Filed herewith.)

10.2	Investor Rights Agreement dated as of February 20, 2004, among the Company and the Investors listed on Exhibit A thereto (Filed herewith.)

99.1	Press release dated February 24, 2004, announcing LightPath’s private placement, resulting in $1.95 million of new capital (Filed herewith.)

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, as amended, the registrant has duly caused this Report to be signed in its behalf by the undersigned, thereunto duly authorized.

LIGHTPATH TECHNOLOGIES, INC.

Dated: February 26, 2004	By:	/s/ Monty K. Allen
Monty K. Allen, CFO